Exhibit 99.1

FOR IMMEDIATE RELEASE
A. SCHULMAN NAMES JOSEPH J. LEVANDUSKI AS CHIEF FINANCIAL OFFICER
AKRON, Ohio — June 13, 2011 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today the appointment of Joseph J. Levanduski as Vice President, Chief Financial Officer, and Treasurer, effective June 10, 2011. Levanduski succeeds Paul F. DeSantis, who left the Company earlier this year, as previously announced, after serving as Chief Financial Officer since 2006.
Levanduski brings more than 25 years of financial, operational and capital markets experience to A. Schulman. He most recently served as Senior Vice President and Chief Financial Officer, as well as Director of Corporate Development for Hawk Corporation, a publicly traded manufacturer of high performance friction products, which was acquired by Carlisle Companies Incorporated in late 2010. Prior to that, Levanduski held various positions within Hawk, including Corporate Controller. Before joining Hawk, Levanduski was a Controller with Plasti-Kote Company, a manufacturer and distributor of consumer aerosol and specialty paint products.
“Joe brings a strong combination of financial acumen, acquisition and integration experience and global leadership expertise to A. Schulman. He will be an excellent addition to our leadership team and will play an important role in executing our business strategy going forward,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “We are excited to have him on board.”
Levanduski received a master of business administration degree from Case Western Reserve University and a bachelor’s degree in accounting from Cleveland State University. He is currently on the board of directors at Robin Industries, a manufacturer and designer of high-quality molded products.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 33 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.
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Contact information:

Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
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